As filed with the Securities and Exchange Commission on May 14, 2002
                                           Registration Statement No. 333 -71532

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST EFFECTIVE AMENDMENT NO. 1
                                 ON FORM S-8 TO
                             REGISTRATION STATEMENT
                                   ON FORM S-4
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             TLC VISION CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         New Brunswick                       8093                     980151150
(State or Other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification Number)

                                5280 Solar Drive
                                    Suite 300
                          Mississauga, Ontario L4W 5M8
                                 (905) 602-2020
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)

           Laser Vision Centers, Inc. 1990 Incentive Stock Option Plan
         Laser Vision Centers, Inc. 1990 Non-Qualified Stock Option Plan
              Laser Vision Centers, Inc. 2000 Incentive Stock Plan
           Laser Vision Centers, Inc. 1994 Non-Qualified Warrant Plan
             Supplemental Employment Agreement with John J. Klobnak
                             (Full Titles of Plans)

                                Andrew Beck, Esq.
                                    Torys LLP
                                 237 Park Avenue
                               New York, New York
                                   10017-3142
                                 (212) 880-6000
  (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
      David Chaikof, Esq.             Lloyd Fiorini, Esq.          Thomas A. Litz, Esq.
           Torys LLP                TLC Vision Corporation     Andrew J. Klinghammer, Esq.
Suite 3000, Maritime Life Tower        5280 Solar Drive            Thompson Coburn LLP
    P.O. Box 270, TD Centre                Suite 300               One U.S. Bank Plaza
   79 Wellington Street West     Mississauga, Ontario L4W 5M8   St. Louis, Missouri 63101
    Toronto, Ontario M5K 1E2            (905) 602-2020                (314) 552-6000
         (416) 865-0040


                         CALCULATION OF REGISTRATION FEE

---------------------- -------------- ----------------------- ------------------------ ----------------
Title of Each Class of Amount to be   Proposed Maximum        Proposed Maximum         Amount of
Securities to be       Registered (2) Offering Price Per Unit Aggregate Offering Price Registration Fee
Registered
---------------------- -------------- ----------------------- ------------------------ ----------------
Common Shares (1)         8,038,010             (3)                      (3)                 (3)
                           Shares
---------------------- -------------- ----------------------- ------------------------ ----------------

(1)   Includes one attached common share purchase right per share.

(2) Such shares are issuable upon exercise of options granted by the Registrant to John J. Klobnak pursuant to the terms of a Supplemental Employment Agreement and upon exercise of options issued by the Registrant to replace options and warrants to purchase common stock of Laser Vision Centers, Inc. pursuant to an Agreement and Plan of Merger dated as of August 25, 2001 by and among the Registrant, Laser Vision Centers, Inc. and TLC Acquisition II Corp. This Registration Statement shall also cover such additional number of the Registrant's common shares as are required for issuance upon a stock split, stock dividend or similar transaction.

(3) All filing fees payable in connection with the issuance of these securities were paid in connection with the original filing of the Registrant's Registration Statement on Form S-4 (File Number 333-71532) filed on October 12, 2001 to register 35,001,300 common shares of the Registrant, including the 8,038,010 common shares being registered hereunder.

                             Introductory Statement

      TLC Vision Corporation ("TLC" or the "Company", and formerly TLC Laser Eye Centers Inc.) hereby amends its Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on October 12, 2001, as amended on December 7, 2001, January 18, 2002 and March 1, 2002, by filing this Post-Effective Amendment No. 1 on Form S-8 registering 8,038,010 TLC common shares, no par value, issuable upon the exercise of options that TLC will issue in connection with its acquisition of Laser Vision Centers, Inc. ("LaserVision"), a Delaware corporation. The TLC options will be granted to John
J. Klobnak under the terms of a Supplemental Employment Agreement to be entered into in connection with the acquisition and will also be granted to LaserVision employees and directors to replace options and warrants which were originally granted under LaserVision's 1990 Incentive Stock Option Plan, 1990 Non-Qualified Stock Option Plan, 2000 Incentive Stock Plan and 1994 Non-Qualified Warrant Plan.

      Pursuant to the Agreement and Plan of Merger dated as of August 25, 2001 by and among TLC, LaserVision and TLC Acquisition II Corp., TLC Acquisition II Corp. will merge with and into LaserVision, whereupon LaserVision will become a wholly-owned subsidiary of TLC. Under the terms of the Agreement and Plan of Merger, each outstanding option or warrant to purchase LaserVision common stock will become a TLC option upon the same terms and conditions as provided in the LaserVision plan under which the option or warrant was issued, except that the new option will be exercisable for the number of TLC common shares equal to the number of shares of LaserVision common stock that were issuable upon exercise of the option or warrant immediately before the merger multiplied by 0.95 at a per share exercise price equal to the exercise price at which the option was exercisable immediately before the merger. In addition, pursuant to the terms of a Supplemental Employment Agreement between TLC and John J. Klobnak, Chairman and Chief Executive Officer of LaserVision, TLC will issue an option to purchase 500,000 common shares of TLC on the closing date of the merger in connection with Mr. Klobnak's employment with TLC.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents filed by TLC with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

      (a) TLC's annual report on Form 10-K for the fiscal year ended May 31, 2001 as amended by Form 10-K/A filed on September 28, 2001 and Form 10-K/A filed on February 26, 2002;

      (b) TLC's quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2001 as amended by Form 10-Q/A filed on February 26, 2002;

      (c) TLC's quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2001 as amended by Form 10-Q/A filed on February 27, 2002;

      (d) TLC's quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2002;

      (e) TLC's current reports on Form 8-K dated August 25, 2001, December 10, 2001, December 27, 2001 and April 18, 2002; and

      (f) the description of TLC's common shares contained in TLC's Registration Statement on Form F-10 filed with the Commission on May 12, 1999.

      We also incorporate by reference additional documents that we may file with the Commission under Section 13(a) or 15(d) of the Exchange Act between the date of this prospectus and the date that we terminate this offering.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Section 81 of the New Brunswick Business Corporations Act (NBBCA) provides that, except in respect of an action by or on behalf of a corporation to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. A corporation may with the approval of the Court of Queen's Bench of New Brunswick indemnify a person referred to above in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, a director or officer of a corporation is entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the corporation or body corporate if he was substantially successful on the merits in his defense of the action or proceeding, he fulfills the conditions set out in (a) and (b) above and he is fairly and reasonably entitled to indemnity. By-Law 2002, which is the proposed general by-law of the Registrant, will provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the NBBCA or otherwise by law.

      A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries for losses as a result of claims based upon the acts or omissions as directors and officers of the Registrant. The Registrant has entered into agreements with certain of its directors and officers and will enter into agreements with all of its directors and officers pursuant to which the Registrant agrees to indemnify its directors and officers to the fullest extent permitted by applicable law.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

      See Exhibit Index immediately following signature page.

Item 9. Undertakings

      (a) The undersigned Registrant hereby undertakes:

      (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (B) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      provided,however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Ontario, as of May 13, 2002.

                                        TLC VISION CORPORATION


                                        By: /s/ Elias Vamvakas
                                            ------------------------------------
                                                Elias Vamvakas
                                                Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                        Title                      Date
           ---------                        -----                      ----

/s/ Elias Vamvakas              Chief Executive Officer and         May 13, 2002
------------------------------  Chairman of the Board of Directors
        Elias Vamvakas          (Principal Executive Officer)


               *                Controller and Acting Chief         May 13, 2002
------------------------------  Financial Officer (Principal
          Brian Park            Financial and Accounting Officer)


               *                Co-National Medical Director        May 13, 2002
------------------------------  and Director
       Jeffery J. Machat


               *                Director                            May 13, 2002
------------------------------
      Howard J. Gourwitz

                                Director
------------------------------
Dr. William David Sullins, Jr.

               *                Director                            May 13, 2002
------------------------------
        John F. Riegert

               *                Director                            May 13, 2002
------------------------------
      Thomas N. Davidson

                                Director
------------------------------
       Warren S. Rustand


*By:     /s/ Elias Vamvakas
         ------------------
          Attorney-in-fact

                                INDEX OF EXHIBITS


Exhibit
 Number          Description of Exhibit
-------          ----------------------

  4.1      --    Articles of Continuance of the Registrant dated May 13,
                 2002 (incorporated by reference to Exhibit 3.3 to the Registrant's Form S-4/A dated March 1, 2002).

  4.2      --    Articles of Amendment of the Registrant dated May 13, 2002.

  4.3      --    By-Law 2002 of the Registrant (incorporated by reference to
                 Exhibit 3.6 to the Registrant's Form S-4/A dated
                 March 1, 2002).

  4.4      --    Shareholder Rights Plan Agreement dated as of September
                 21, 1999 between the Registrant and CIBC Mellon Trust Company
                 (incorporated by reference to Exhibit 4.1 to the Registrant's
                 Form S-4/A dated March 1, 2002).

  5.1      --    Opinion of Stewart McKelvey Stirling Scales as to legality of the Registrant's common shares.

  23.1     --    Consent of Ernst & Young LLP, independent accountants.

  23.2     --    Consent of Stewart McKelvey Stirling Scales (included in the opinion attached as Exhibit 5.1).

  24.1     --    Power of Attorney (previously filed).